Exhibit 4.7

Execution Version

THE OFFER AND SALE OF THE SECURITIES (INCLUDING THE COMMON SHARES WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES (INCLUDING THE COMMON SHARES WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 20, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

Issue Date: September 18, 2020

CERTIFICATE NO. PW-1

DESPEGAR.COM, CORP.

Ordinary Shares Purchase Warrant (Penny Warrant)

Despegar.com, Corp., a BVI business company incorporated in the British Virgin Islands with company number 1936519 (the “Company”), for value received, hereby certifies that LCLA Daylight LP, a Delaware limited partnership (the “Holder”), subject to the terms and conditions hereof, shall be entitled to purchase from the Company, at any time and from time to time after the Issue Date set forth above and on or prior to the close of business on September 18, 2030 (the “Expiration Date”), 11,000,000 fully paid and non-assessable ordinary shares (the “Warrant Shares”), without par value, of the Company (the “Common Shares”), at a price per share equal to the Exercise Price. The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

This warrant (this “Warrant”) is being issued by the Company to the Holder in connection with the transactions contemplated by that certain Investment Agreement, dated as of August 20, 2020, between the Company and LCLA Daylight LP (as amended or modified from time to time, the “Investment Agreement”). The following terms used herein shall have the meanings set forth below when used in this Warrant:

“Adjustment Event” has the meaning set forth in Section 6.3.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of any Holder or any of its Affiliates, and (ii) portfolio companies of any Holder or any Affiliate thereof shall not be deemed to be Affiliates of any Holder solely to the extent that any such portfolio company has not received any Confidential Information (as defined in the Confidentiality Agreement) pertaining to the Company from any holder (provided that no Person will be deemed to be in receipt of any Confidential Information solely because any such person serves as a director, officer or employee of such portfolio company). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“beneficially own” and similar terms have the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the Securities and Exchange Commission or banks in the City of New York or in the British Virgin Islands are authorized or required by law to be closed.

“Cash Exercise” has the meaning set forth in Section 1.2.1.

“Cashless Exercise” has the meaning set forth in Section 1.2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in the first paragraph of this Warrant.

“Confidentiality Agreement” means the non-disclosure agreement dated May 5, 2020 by and between Catterton Latin America Management Co. and the Company.

“VWAP” means, as of any date of determination, the average per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DESP <equity> AQR” (or its equivalent successor if such Bloomberg page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Shares on such Trading Day reasonably determined, using a volume-weighted average method, by an Independent Financial Expert appointed (and compensated by the Company) for such purpose). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Exercise Price” means $0.01 per share, subject to all adjustments from time to time pursuant to the provisions of Section 6.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Independent Financial Expert” means a nationally recognized accounting, investment banking or consultant firm, which firm does not have a material financial interest or other material economic relationship with either the Company or any of its Affiliates or the Holder or any of its Affiliates that is, in the good faith judgment of the Board, qualified to perform the task for which it has been engaged.

“Liquidity Event” has the meaning set forth in Section 7.

“Market Price” means, as of any date, (i) so long as the Common Shares continue to be traded on the NYSE on such date, the last reported sale price of the Common Shares on the Trading Day immediately prior to such date on the NYSE and (ii) if the Common Shares are not traded on the NYSE on such date, the closing sale price of the Common Shares on the Trading Day immediately prior to such date as reported in the composite transactions for the principal securities exchange or market on which the Common Shares are so listed or traded, or, if no closing sale price is reported, the last reported sale price on the principal securities exchange on which the Common Shares are so listed or traded on the Trading Day immediately prior to such date, or if the Common Shares are not so listed or traded on a securities exchange or market, the last closing bid price of the Common Shares in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if that bid price is not available, the market price of the Common Shares on the Trading Day immediately prior to such date as determined by an Independent Financial Expert appointed (and compensated by the Company) for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

All references herein to the “closing sale price” and “last reported sale price” of the Common Shares on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (www.nyse.com).

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company, as amended, supplemented or modified from time to time;

“NYSE” means any national stock exchanges now or hereinafter maintained by the New York Stock Exchange.

“Options” means any warrants (including this Warrant) or other rights or options to subscribe for or purchase Common Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Public Sale” shall mean (i) an underwritten public offering pursuant to an effective registration statement (other than a registration statement on Form F-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act or (ii) a “brokers’ transaction” (as defined in Rule 144).

“Registration Rights Agreement” means the registration rights agreement, dated as of September 18, 2020, among the Company and LCLA Daylight LP, as amended or modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which trading in the Common Shares (or other applicable security) generally occurs on the principal exchange or market on which the Common Shares (or other applicable security) are then listed or traded; provided that if the Common Shares (or other applicable security) are not so listed or traded, “Trading Day” means a Business Day.

1. Exercise of Warrants.

1.1 General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time after the Issue Date and on or prior to the close of business on the Expiration Date, and in the event that this Warrant has not been exercised in full as of the last Business Day prior to the Expiration Date, the purchase rights represented by this Warrant shall be deemed to be automatically exercised in full by the Holder pursuant to Section 1.2.2 as of such last Business Day. Any exercise of this Warrant may be conditioned upon the occurrence of (a) a Public Sale of the Warrant Shares, (b) the consummation of a transfer of the Warrant Shares in a transaction not constituting a Public Sale pursuant to an applicable exemption under the Securities Act (in each of clauses (i) and (ii), in accordance with the terms hereof and the Investment Agreement, as applicable), or (c) any event described in Section 8.2(iii). Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Company pursuant to Section 8 (if such a notice was provided).

1.2 Exercise.

1.2.1 Exercise for Cash. This Warrant may be exercised (“Cash Exercise”) by delivering this Warrant to the Company, or at the office of its stock transfer agent, if any, accompanied by (i) the “Purchase Form” attached as Exhibit A-1 hereto duly completed and executed on behalf of the Holder and (ii) a payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2, by wire transfer of immediately available funds to an account designated by the Company.

1.2.2 Cashless Exercise. This Warrant may be exercised (“Cashless Exercise”) by electing on one or more occasions, at any time prior to Expiration Date, to receive Warrant Shares issuable in accordance with this Warrant (or the portion thereof being cancelled) by surrender of this Warrant to the Company together with the “Cashless Exercise Form” attached as Exhibit A-2 hereto duly completed and executed on behalf of the Holder.

1.3 Issuance of Warrant Shares; Authorization.

1.3.1 In the event of a Cash Exercise, subject to Section 9.1, upon surrender of this Warrant and full compliance with each of the other requirements in Section 1.2.1, the Company shall, promptly, and in any event, within 2 Trading Days issue the number of Warrant Shares issuable upon the Cash Exercise in and to such name or names as the Holder may designate and deliver to the Holder (i) if requested, a share certificate or certificates for such Warrant Shares, and (ii) such other evidence as the Holder reasonably requires to evidence the issuance of the Warrant Shares to the Holder (or any nominee, broker or depositary through which the Holder will own the Warrant Shares) as a matter of the laws of the British Virgin Islands (including, without limitation, a certified copy of an extract of the register of members of the Company duly reflecting the issuance of such Warrant Shares).

1.3.2 In the event of a Cashless Exercise, subject to Section 9.1, upon surrender of this Warrant and full compliance with the other requirements in Section 1.2.2, the Company shall promptly, and in any event, within 2 Trading Days issue the number of Warrant Shares issuable upon the Cashless Exercise in and to such name or names as the Holder may designate (subject to the transfer restrictions in the Investment Agreement) and deliver to the Holder (i) if requested, a share certificate or certificates for such Warrant Shares and (ii) such other evidence as the Holder reasonably requires to evidence the issuance of the Warrant Shares to the Holder (or any nominee, broker or depositary through which the Holder will own the Warrant Shares) as a matter of the laws of the British Virgin Islands (including, without limitation, a certified copy of an extract of the register of members of the Company). Such number of Warrant Shares to be issued pursuant to this Section 1.3.2 shall be computed using the following formula:

	X =	Y(A-B)
A

Where:	X = the number of the Warrant Shares to be issued to the Holder.
Y = the number of the Warrant Shares with respect to which the Warrant is exercised.
A = the Market Price of one Common Share on the date of determination.
B = the Exercise Price (as adjusted to the date of such calculation).

The date of determination for purposes of this Section 1.3.2 shall be the date the Holder delivers the Cashless Exercise Form.

1.3.3 Such Warrant Shares shall not be deemed to have been issued, and any person so designated to be named therein shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 1.2 have been fully met by the Holder.

1.3.4 The certificate(s) (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth on Exhibit B hereto; provided that, upon the reasonable request of the Holder, at any time, and from time to time, when such legend is no longer required under the Securities Act or applicable state laws, the Company shall promptly remove such legend from any certificate (or book entry share) representing the Warrant Shares (or issue one or more new certificates or book entry shares representing such Warrant Shares, which certificate(s) or book entry share(s) shall not contain a legend).

1.3.5 The Company hereby represents and warrants that this Warrant, and any Warrant issued in substitution or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued, and any Common Shares issued upon the exercise of this Warrant in accordance with the provisions of Sections 1.2 will be duly authorized and validly issued, fully paid and non-assessable and free from all taxes, liens, encumbrances and charges (other than liens or charges created by the Holder or taxes in respect of any transfer of such Common Shares occurring contemporaneously herewith to a person other than the Holder). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the legal and beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the register of members of the Company may then be closed or certificates or book entry shares representing such Warrant Shares may not be actually delivered on such date.

1.3.6 The Company will deliver a certified copy of director resolutions of the Company approving any actions taken by the Company pursuant to this Section 1.3, including the issue of the Warrant Shares.

1.4 Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall promptly, and in no event later than two Trading Days after any exercise, issue a new Warrant, in a form substantially identical hereto, representing the remaining number of Warrant Shares after such exercise in the name of the Holder, upon the request of such Holder and against delivery of this Warrant.

1.5 Vesting. This Warrant shall vest and become exercisable on the Issue Date.

2. Payment of Taxes. Issuance of the Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of the Warrant Shares, including any certificates relating thereto, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names (provided that the Holder has complied with the restrictions on transfer set forth herein and in the Investment Agreement) as may be directed by the Holder; provided that in the event the Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit C hereto; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

3. Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.

4. Reservation of Warrant Shares.

4.1 At all times prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of issuance upon the exercise of this Warrant, a number of Common Shares equal to the aggregate Warrant Shares issuable upon the exercise of this Warrant. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such Common Shares may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party, any requirements of any national securities exchange upon which Common Shares may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued Common Shares to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants. The Company shall not amend or modify any provision of the Memorandum and Articles in any manner that would materially and adversely affect the powers, preferences or relative participating, optional or other special rights of the Common Shares in a manner which would disproportionately and adversely affect the rights of the Holder relative to other holders of Common Shares.

4.2 The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be fully paid and non-assessable, and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof (other than liens or charges created by the Holder or taxes in respect of any transfer of such Common Shares occurring contemporaneously therewith to a person other than the Holder). If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly as practicable take such corporate action necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Shares above the Exercise Price per share in effect immediately prior to such increase in stated or par value. The Company shall procure the listing of any Warrant Shares issued upon exercise of this

Warrant on the principal securities exchange on which the Common Shares are then listed or traded. The Company shall not, by amendment of the Memorandum and Articles, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith cooperate in the carrying out of all the provisions of this Warrant.

5. Fractional Shares. No fractional Warrant Shares, or scrip for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant. If any fraction of a share of Common Shares would, except for the provisions of this Section 5, be issuable on the exercise of any Warrant, the Company may, at its election, either make a cash payment equal to the Market Price of the Common Shares less the Exercise Price for such fractional share or round up to the next whole share.

6. Anti-dilution Adjustments and Other Rights. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

6.1 Adjustment to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to Sections 6.2. 6.3, 6.4, 6.5 and 6.6, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of Warrant Shares for which this Warrant was exercisable in each case immediately prior to such adjustment by (ii) the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new number of Warrant Shares for which this Warrant is exercisable resulting from any such adjustment shall not be less than $0.01 per share.

6.2 Share Dividend or Division. If the Company issues Common Shares as a dividend or distribution on all or substantially all Common Shares, or effects a division or combination, or shall increase or decrease the number of Common Shares outstanding by reclassification of its Common Shares, then in each case, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

		NS’ = NS0 x	OS’
OS0
where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

OS’	=	the number of Common Shares outstanding immediately after the close of business on the record date for such dividend or distribution or the effective date of such division or combination

OS0	=	the number of Common Shares outstanding immediately prior to the close of business on the record date for such dividend or distribution or the effective date of such subdivision, share split, share combination or reverse splitting.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date fixed for such dividend distribution or the effective date of such division or combination. If any such event is announced or declared but does not occur, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such event had not been declared (and the Exercise Price also correspondingly readjusted).

6.3 Rights or Warrants. If the Company issues to all or substantially all holders of its Common Shares, any rights or warrants entitling them to subscribe for or purchase Common Shares, for a period expiring 45 days or less from the date of issuance thereof and subject to the last paragraph of this Section 6.3, at a price per share less than the Market Price per share of Common Shares on the Business Day immediately preceding the date of announcement of such issuance, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

		NS’ = NS0 x	OS0 + X
OS0 +Y

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

OS0	=	the number of Common Shares outstanding immediately prior to the close of business on the date of announcement of such issuance

X	=	the total number of Common Shares issuable pursuant to such rights (or warrants)

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights (or warrants) divided by the Market Price per Common Share on the Business Day immediately preceding the date of announcement.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date for such issuance. To the extent that Common Shares are not delivered upon or before the expiration of such rights or warrants, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Common Shares for which this Warrant is exercisable that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Common Shares actually delivered (and the Exercise Price also correspondingly readjusted). If such rights or warrants are not so issued, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.3 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this

Warrant. In determining whether any rights or warrants entitle the holders of the Company’s Common Shares to subscribe for or purchase Common Shares at less than such Market Price, and in determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

In the event the Company adopts or implements a shareholder rights agreement (a “Shareholder Rights Plan”) pursuant to which rights (“Rights”) are distributed to the holders of Common Shares of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates (or book entry Rights) representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the exercise right or Exercise Price at any time prior to the distribution of separate certificates (or book entry Rights) representing such Rights. If, however, prior to any exercise of this Warrant, the Rights have separated from the Common Shares, the exercise right and Exercise Price shall be adjusted at the time of separation as described in Section 6.3(a); provided that no adjustment shall be made pursuant to this Section 6 in respect of such Rights with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such Shareholder Rights Plan or with respect to any direct or indirect transferee of such Holder who receives this Warrant in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”. To the extent such Rights are not exercised prior to their expiration, termination or redemption, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such prior adjustment had been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Common Shares actually issued pursuant to such Rights (and the Exercise Price also correspondingly readjusted).

6.4 Other Distributions. If the Company fixes a record date for the making of any distribution of shares, other securities, evidences of indebtedness or other assets or property of the Company to all or substantially all holders of the Common Shares, excluding:

(i) dividends or distributions and rights or warrants referred to in Section 6.2 or Section 6.3;

(ii) dividends or distributions paid exclusively in cash referred to in Section 6.5; and

(iii) a Spin-Off (as defined below);

then the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

		NS’ = NS0 x	SP0
SP0 - FMV

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

SP0	=	the Market Price per Common Share on the last Trading Day immediately preceding the first date on which the Common Shares trade regular way without the right to receive such distribution

FMV	=	the fair market value (as determined in good faith by the Board) of the shares of capital stock, other securities, evidences of indebtedness, assets or property distributed with respect to each outstanding Common Share on the record date for such distribution; provided that if FMV is equal to or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to the Holder on the date the applicable shares, other securities, evidences of indebtedness or other assets or property are distributed to holders of Common Shares, but without requiring the Holder to exercise this Warrant, the amount of shares, other securities, evidences of indebtedness or other assets or property that the Holder would have received had the Holder exercised this Warrant prior to the date of such distribution.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date fixed for the determination of shareholders entitled to receive such distribution. Such adjustment shall be made successively whenever such a record date is fixed with respect to a subsequent event.

With respect to an adjustment pursuant to this Section 6.4 where there has been a payment of a dividend or other distribution on the Common Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, whether by means of a spin-off, split-off, redemption, reclassification, exchange, share dividend, share distribution, rights offering or similar transaction (a “Spin-Off”), the number of Warrant Shares for which this Warrant is exercisable in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula, rather than the formula set forth in the first paragraph of this Section 6.4:

		NS’ = NS0 x	FMV0 + MP0
MP0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

FMV0	=	the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one share of such stock or equity interest over the first ten consecutive Trading Day period commencing with, and including, the effective date of the Spin-Off

MP0	=	the average of the Market Price of the Common Shares over the first ten consecutive Trading Day period commencing on, and including, the effective date of the Spin-Off.

Such adjustment shall occur immediately following 5:00 p.m., New York City time, on the tenth consecutive Trading Day from, and including, the effective date of the Spin-Off. If an adjustment is required under this Section 6.4 with respect to a Spin-Off, delivery of any additional Common Shares that may be deliverable upon exercise of this Warrant as a result of an adjustment required under this Section 6.4 for a Spin-Off shall be delayed to the extent necessary in order to complete the applicable calculations provided for in this Section 6.4.

6.5 Cash Dividend. If the Company makes any cash dividend (excluding any cash distributions in connection with the Company’s liquidation, dissolution or winding up) or distribution during any quarterly fiscal period to all or substantially all holders of Common Shares, the number of Common Shares for which this Warrant is exercisable will be adjusted based on the following formula:

		NS’ = NS0 x	SP0
SP0 - C

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the record date for such dividend or distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the record date for such dividend or distribution

SP0	=	the Market Price per Common Share on the last Trading Day immediately preceding the first date on which the Common Shares trade regular way without the right to receive such dividend or distribution

C	=	the amount in cash per share the Company distributes to holders of Common Shares; provided, that if C is equal to or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to the Holder on the date the applicable cash dividend or distribution is made to holders of Common Shares, but without requiring the Holder to exercise this Warrant, the amount of cash the Holder would have received if the Holder exercised this Warrant prior to the record date for such dividend or distribution.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If any cash dividend or distribution is declared but not so paid, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.5 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.6 Tender or Exchange Offer: The Company or one or more of its subsidiaries purchases Common Shares pursuant to a tender offer or exchange offer (other than an exchange offer that is subject to Section 6.4 by the Company or a subsidiary of the Company for all or any portion of the Common Shares, or otherwise acquires Common Shares (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per Common Share validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or Common Shares are otherwise acquired through a Covered Repurchase (the “Offer Expiration Date”), in which the number of Common Shares for which this Warrant is exercisable will be adjusted based on the following formula:

		NS’ = NS0 x	FMV + (SP1 x OS1)
(SP1 x OS0)

NS’	=		the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the close of business on the Offer Expiration Date

NS0	=		the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the close of business on the Offer Expiration Date

FMV	=		the Fair Market Value, on the Offer Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Offer Expiration Date

OS0	=		the number of Common Shares outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1	=		the number of Common Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1	=		the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Offer Expiration Date

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the Offer Expiration Date. If an adjustment is required under this Section 6.6, delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this Section 6.6 shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 6.6.

In the event that the Company or any of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or other commitment to acquire Common Shares through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the number of Warrant Shares for which this Warrant is exercisable shall be readjusted to be the number of Warrant Shares that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

6.7 No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, no adjustment shall be made thereunder, nor shall an adjustment be made to the ability of a Holder to exercise, for any distribution described therein if the Holder will otherwise participate in the distribution with respect to its Warrant Shares without exercise of this Warrant (without giving effect to any separate exercise of preemptive rights).

6.8 Income Tax Adjustment. The Company may (but is not required to) make such decreases in the Exercise Price and increases in the number of Warrant Shares for which this Warrant is exercisable, in addition to those required by Sections 6.1 through 6.6, as the Board determines is consistent with the principles of Treasury Regulations Section 1.305-3 and considers to be advisable to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with a dividend or distribution of shares (or rights to acquire shares) or any similar event treated as such for income tax purposes.

6.9 No Adjustment. No adjustment to the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable need be made:

6.9.1 upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan;

6.9.2 upon the issuance of any Common Shares or options or rights to purchase Common Shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

6.9.3 upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in Section 6.2 and outstanding as of the date this Warrant was first issued or which has otherwise already given rise to an adjustment hereunder at the time such option, warrant right, or exercise, exchangeable or convertible security was issued; or

6.9.4 for a change in the par value of the Common Shares, if any.

6.10 Calculations. All adjustments made to the Exercise Price pursuant to this Section 6 shall be calculated to the nearest cent ($0.01), and all adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-ten thousandth of a Warrant Share (0.0001). Except as described in this Section 6, the Company will not adjust the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable.

No adjustments of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.1% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.

6.11 Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective immediately after (i) a record date or record date for an event, (ii) the date fixed for the determination of shareholders entitled to receive a dividend or distribution pursuant to this Section 6 or (iii) a date fixed for the determination of shareholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional Common Shares or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Common Shares issuable upon such exercise before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fractional share pursuant to Section 5. For purposes of this Section 6, the term “Adjustment Event” shall mean:

(A) in any case referred to in clause (i) hereof, the occurrence of such event,

(B) in any case referred to in clause (ii) hereof, the date any such dividend or distribution is paid or made, and

(C) in any case referred to in clause (iii) hereof, the date of expiration of such rights or warrants.

6.12 Number of Shares Outstanding. For purposes of this Section 6, the number of Common Shares at any time outstanding shall not include shares held as treasury shares by the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

6.13 Successive Adjustments. Successive adjustments in the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.

6.14 Voluntary Adjustment by the Company. In addition to any adjustments required pursuant to this Section 6, the Company may at its option, at any time during the term of this Warrant, reduce the then current Exercise Price or increase the number of Warrant Shares for which this Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 7-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Warrant Shares in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 6.

7. Liquidity Event. Any Change of Control (as defined in Schedule 1 to the Memorandum and Articles) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which, in each case, is effected in such a way that all of the holders of Common Shares are entitled to receive (either directly or upon subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Common Shares (other than a transaction that triggers an adjustment pursuant to Section 6) is referred to herein (together with any such Change of Control) as a “Liquidity Event.” In connection with any Liquidity Event, each Holder shall have the right to acquire and receive, upon exercise of any Warrants, such cash, shares, securities or other assets or property as would have been issued or payable in such Liquidity Event (as if such Holder had exercised such Warrant immediately prior to such Liquidity Event) with respect to or in exchange, as applicable, for the number of Warrant Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Liquidity Event, and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares, securities or other assets or property pursuant to this paragraph. In determining the kind and amount of shares, securities or other assets or property receivable upon exercise of this Warrant upon and following adjustment pursuant to this Section 7, if the holders of Common Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Liquidity Event, then the kind and amount of shares, securities or other assets or property receivable upon exercise of this Warrant shall be in the same proportion as the weighted average of the types and amounts of consideration received by the holders of Common Shares. The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting Person (if other than the Company), or the acquirer, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects (including with respect to the provisions of Section 6 and this Section 7), the obligation to deliver to the Holder such cash, shares, securities or other assets or property which, in accordance with the foregoing provision, the Holder shall be entitled to receive upon exercise of the Warrants.

Notwithstanding anything else to the contrary in this Warrant, in the event of a Liquidity Event in which the Common Shares are converted into solely the right to receive cash upon the consummation of such Liquidity Event, if this Warrant has not previously been exercised in full on a date occurring before the third (3rd) Business Day prior to the consummation of such Liquidity Event, any unexercised portion of this Warrant shall be deemed exercised in full, without the delivery of any notice of exercise or any other action by or on behalf of the Holder, effective immediately prior to the consummation of such Liquidity Event and the Holder shall be entitled to receive cash in an amount equal to the amount of cash payable in such Liquidity Event in respect of a number of Common Shares equal to the number of Warrant Shares that would be deliverable upon an exercise of this Warrant in full immediately prior to consummation of such Liquidity Event pursuant to Section 1.2.2 of the unexercised portion of this Warrant, where the Market Price of one (1) Common Share in such an exercise is deemed for these purposes to be the cash payable in respect of one (1) Common Share in such Liquidity Event; provided that, for the avoidance of doubt, if the cash payable in respect of one (1) Common Share in such Liquidity Event in which the Common Shares are converted into solely the right to receive cash upon the consummation of such Liquidity Event is less than the then-applicable Exercise Price, then upon consummation of such Liquidity Event, the unexercised portion of this Warrant shall be cancelled for no consideration.

The provisions of this Section 7 shall similarly apply to successive Liquidity Events.

8. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (A) on the date of delivery if delivered personally, or by facsimile or electronic transmission, upon confirmation of receipt, or (B) on the second (2nd) Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Holder to the Company, or the Company to the Holder, as applicable, to receive such notice.

If to the Company, to:

Despegar.com, Corp.

Av. Jujuy 2013, Ciudad Autónoma de Buenos Aires, Argentina

Attn: Mariano Scagliarini, General Counsel

Email:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Juan Francisco Mendez

Phone:

Fax:

Email:

If to the Holder, to:

c/o Catterton Latin America Management Co.

30 Rockefeller Plaza, Suite 5405

New York, NY 10112

Attn: Shari Miller

Email:

With a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Daniel Forman

          Lily Desmond

Fax:

Email:

8.1 Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other property, if any, issuable upon the exercise of the Warrants is adjusted, as herein provided, the Company shall deliver to the Holders a certificate of its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants after giving effect to such adjustment. Notwithstanding the foregoing, if the Holder objects to the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants (after giving effect to the proposed adjustment) set forth in the certificate provided by the Company’s Chief Financial Officer, the Company shall promptly obtain a certificate of an Independent Financial Expert appointed and compensated by the Company for such purpose setting forth the same information and detail as required in the immediately preceding sentence, and such certificate shall be used for the basis to effect the applicable adjustment to the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants.

8.2 Notice of Certain Transactions. In the event the Company shall propose to (i) distribute any dividend or other distribution to all holders of its Common Shares or options, warrants or other rights to receive such dividend or distribution, (ii) offer to all holders of its Common Shares rights to subscribe for or to purchase any securities convertible into Common Shares or shares of stock of any class or any other securities, rights or options, (iii) effect any capital reorganization, reclassification, consolidation or merger, (iv) effect the dissolution, liquidation or winding-up of the Company or (v) make a tender offer or exchange offer with respect to the Common Shares, in each case, in which the Holder will not otherwise participate with respect to its Warrant Shares without exercise of this Warrant, the Company shall, at least ten (10) days prior to the taking of such proposed action, send to the Holder a notice of such proposed action or offer, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Shares, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Shares and on the number and kind of any other shares of stock and on property, if any, and the number of Common Shares and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action.

9. Transfer of Warrant and Warrant Shares.

9.1 Until such time as set forth in Section 1.3, the certificate or certificates (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth on Exhibit B hereto.

9.2 Subject to the provisions of Section 9.1, the Holder may sell, assign, transfer, pledge or dispose of all or any portion of this Warrant at any time or from time to time, subject to any applicable restrictions on transfer by the Holder in the Investment Agreement. In connection with any transfer of all or any portion of this Warrant, the Holder must provide an assignment form substantially in the form attached hereto as Exhibit C duly completed and executed by the Holder or any such subsequent Holder, as applicable, and the proposed transferee must consent in writing to be bound by the terms and conditions of this Warrant and shall become a “Holder” hereunder. Any transfer of all or any portion of this Warrant shall also be subject to the Securities Act and other applicable federal or state securities or blue sky laws. Upon any transfer of this Warrant in full, the Holder shall be required to physically surrender this Warrant to the Company within three (3) Business Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued. This Warrant or any portion thereof shall not be sold, assigned, transferred, pledged or disposed of in violation of the Securities Act, federal or state securities laws or the Memorandum and Articles. Any purported transfer of this Warrant or any portion thereof in violation of this Section 9 or, if applicable, the Investment Agreement shall be void ab initio.

The Company shall register this Warrant upon records to be maintained by or on behalf of the Company for that purpose in the name of the record Holder hereof from time to time. Absent manifest error or actual notice to the contrary, the Company may deem and treat the Holder of this Warrant so registered as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.

10. Tax Treatment of Warrant. The Holder and the Company agree to treat the Warrant Shares issuable under this Warrant as outstanding as of the Issue Date for all U.S. tax purposes, and neither the Holder nor the Company shall take any position inconsistent with such treatment in any tax returns or in any judicial or administrative proceeding in respect of taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state, local or non-U.S. law).

11. Registration Rights. The Holder of this Warrant shall have such registration rights for the Warrant Shares as provided in the Registration Rights Agreement.

12. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any of the rights as a member of the Company prior to the exercise of this Warrant, including, without limitation, the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as a member in respect of the meetings of members or the election of directors of the Company or any other matter. No provision thereof and no mere enumeration therein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

13. Binding Effect. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns.

14. Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the law of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the Borough of Manhattan in New York City, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any such court over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15. Waiver of Jury Trial. THE PARTIES TO THIS WARRANT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS WARRANT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS WARRANT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

16. Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Amendment. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of (i) the Company and (ii) the holders of a majority-in-interest of the Warrants issued pursuant to the Investment Agreement; provided, however, that the prior written consent of the Holder, if the Holder is LCLA Daylight LP, shall be required for any amendment of this Warrant.

18. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

19. Counterparts. This Warrant may be executed in any number of original, facsimile or PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this warrant to be duly executed as of the date first written above.

DESPEGAR.COM, CORP.

By:	/s/ Alberto López Gaffney
Name: Alberto López Gaffney
Title: Chief Financial Officer

[Signature Page to Penny Warrant of Despegar.com]

LCLA DAYLIGHT LP
By: CALA2 Managers, Ltd its General Partner

By:	/s/ Dirk Donath
Name:	Dirk Donath
Title:	Director

[Signature Page to Penny Warrant of Despegar.com]

EXHIBIT A-1

PURCHASE FORM

To:_________________	Dated:______________

The undersigned hereby irrevocably elects to subscribe for and purchase ________________ Common Shares of Despegar.com, Corp., a BVI business company, pursuant to the purchase provisions of Section 1.2.1 of the attached Warrant and herewith makes payment of $____________, representing the full purchase price for such shares at the price per share provided for in the Warrant.

Please issue the applicable number of Warrant Shares issuable pursuant to the Warrant in the name of the undersigned:

☐	via book-entry transfer;

☐	in the form of certificates in the name of the Holder;

If said number of Common Shares shall not be all the Common Shares issuable upon exercise of the attached Warrant, pursuant to Section 1.4 of the Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such Common Shares.

Signature: _______________________________

Address: ________________________________

EXHIBIT A-2

CASHLESS EXERCISE FORM

To:_________________	Dated:______________

The undersigned hereby irrevocably elects to purchase ________________ Common Shares of Despegar.com, Corp., a BVI business company, pursuant to the cashless exercise provisions of Section 1.2.2 of the attached Warrant, which is tendered herewith.

Please issue the applicable number of Warrant Shares issuable pursuant to the Warrant in the name of the undersigned:

☐	via book-entry transfer;

☐	in the form of certificates in the name of the Holder;

If said number of Common Shares shall not be all the Common Shares issuable upon exercise of the attached Warrant, pursuant to Section 1.4 of the Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such Common Shares.

Signature: _______________________________

Address: ________________________________

EXHIBIT B

FORM OF RESTRICTIVE LEGEND

THE OFFER AND SALE OF THE SECURITIES (INCLUDING THE COMMON SHARES WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES (INCLUDING THE COMMON SHARES WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 20, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

EXHIBIT C

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ (the “Holder”) hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

(the “Assignee”)

HOLDER

Dated:_______________________

Signature:____________________

Dated:_______________________

Witness:_____________________

By signing below, the Assignee acknowledges that it qualifies as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

ASSIGNEE

Dated:_______________________

Signature:____________________

Dated:_______________________

Witness:_____________________